Exhibit 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-3 of Northern Oil and Gas, Inc. We hereby further consent to the incorporation by reference of estimates of oil and gas reserves contained in our report “SEC Parameters—Estimated Net Reserves and Income Data—Certain Leasehold Interests of Northern Oil and Gas, Inc.—As of December 31, 2014,” which report appears in the Annual Report on Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2014.

\s\ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Denver, Colorado

July 10, 2015